Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form F-3 No. 333-249991) of BioNTech SE,
(2) Registration Statement (Form S-8 No. 333-253263) pertaining to the 2020 Employee Equity Plan, the 2020 Restricted Stock Unit Plan for North America Employees and the 2017 Employee Stock Ownership Plan of BioNTech SE;
of our reports dated March 30, 2022, with respect to the consolidated financial statements of BioNTech SE and the effectiveness of internal control over financial reporting of BioNTech SE included in this Annual Report (Form 20-F) of BioNTech SE for the year ended December 31, 2021.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft
Cologne, Germany
March 30, 2022